Exhibit 99.1

Contact:	Douglas Sayles Biopure Corporation (617) 234-6826 IR@biopure.com	Herb Lanzet (Investors) H.L. Lanzet Inc. (212) 888-4570 lanzet@aol.com
FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES 2005 FOURTH QUARTER AND YEAR-END
FINANCIAL RESULTS
CAMBRIDGE, Mass., December 15, 2005 — Biopure Corporation (Nasdaq: BPUR) announced today its financial results for the fourth fiscal quarter and the fiscal year ended October 31, 2005. For the quarter, the company reported a net loss of $8.2 million, or $0.34 per common share, compared with a net loss of $9.3 million, or $0.93 per common share, for the corresponding period in 2004. For the fiscal year, the company reported a net loss of $28.7 million, or $1.28 per common share, compared to a net loss of $41.7 million, or $4.99 per common share, in fiscal 2004. The number of weighted average common shares outstanding used to calculate loss per share was 22,382,298 for fiscal year 2005 and 8,349,554 for fiscal year 2004.
Revenues
Total revenues for the fourth quarter of fiscal 2005 were $328,000, including $123,000 from past Congressional appropriations administered by the U.S. Army and $205,000 from sales of the company’s veterinary product Oxyglobin®. Revenues for the same period in 2004 were $1.8 million, including $1.4 million from the Army and $412,000 from sales of Oxyglobin. The Army payments reimburse Biopure for certain trauma development expenses for Hemopure®, the company’s product under development for human use.
For the fiscal year, total revenues were $2.1 million in 2005, including $1.2 million from sales of Oxyglobin and $947,000 from the Army, compared to $3.7 million in 2004, including $2.4 million from Oxyglobin sales and $1.4 million from the Army. Fixed manufacturing costs cause Oxyglobin production costs to exceed Oxyglobin revenues and are expected to continue to do so until the company is able to significantly increase its manufacturing operations by generating substantial sales of Hemopure. Thus, as a cost-cutting measure, the company began limiting its marketing and sales of Oxyglobin in fiscal 2004.
Cost of revenues was $4.2 million for the fourth quarter of fiscal 2005, compared to $5.8 million for the same period in 2004. For the fiscal year, total cost of revenues was $13.3 million in 2005 compared to $18.8 million in 2004. Cost of revenues includes costs of both Oxyglobin and Hemopure.
Hemopure-related cost of revenues was $3.3 million for the fourth quarter of fiscal 2005, including a $1.4 million write-down of fixed assets, explained below, compared to $4.9 million for the same period in 2004. During the fourth fiscal quarter of 2005, Biopure revised the projected start date of the U.S. Navy’s proposed RESUS clinical trial of Hemopure due to the clinical hold discussed below under “Recent Developments”. This revision delays the expected need for expanded production facilities. As a result, Biopure determined that impairment existed on some manufacturing equipment, and it recorded a one-time, non-cash write-down of $1.4 million on this equipment. During the fourth fiscal quarter of 2004, the company recorded a $2.2 million write-down of inventory. There was no comparable expense in the fourth quarter of 2005. For the fiscal year, Hemopure-related cost of revenues decreased by $3.9 million in fiscal 2005 compared to fiscal 2004, primarily due to workforce reductions, lower depreciation expenses and decreased inventory write-downs in fiscal 2005.
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Oxyglobin-related cost of revenues was $836,000 for the fourth quarter of fiscal 2005 compared to $872,000 for the same period in 2004. For the fiscal year, Oxyglobin-related cost of revenues was $2.8 million in 2005 compared to $4.3 million in 2004. The decreases for the quarter and the year were primarily due to lower spending and fewer Oxyglobin units sold in 2005 as a result of the cost-cutting measure mentioned above.
Expenses
Research and development expenses were $1.1 million for the fourth quarter of fiscal 2005, compared to $1.8 million for the corresponding period in 2004. For the fiscal year, research and development expenses were $5.3 million in 2005 compared to $9.7 million in 2004. The decrease for the quarter is primarily due to lower consulting expenses, to lower spending on trauma and ischemia related pre-clinical studies, and to the completion, earlier in fiscal 2005, of a project associated with the company’s Food and Drug Administration (FDA) response activities. The decrease for the fiscal year was due to the items above and lower salary expense.
Sales and marketing expenses increased to $157,000 for the fourth quarter of fiscal 2005, from $140,000 for the same period in 2004. Hemopure-related sales and marketing expenses increased $38,000 to $149,000 and Oxyglobin-related expenses decreased $21,000 to $8,000. For the fiscal year, sales and marketing expenses decreased to $530,000 in 2005 from $2.3 million in 2004. Hemopure-related sales and marketing expenses decreased $942,000 to $505,000 and Oxyglobin-related expenses decreased $781,000 to $25,000. Hemopure expenses for 2005 primarily consist of ongoing activities in South Africa, compared to 2004 when the expenses were related to market research and medical education activities in the U.S. The decrease in Oxyglobin sales and marketing expenses is due to the termination of distribution agreements and the elimination of sales personnel and promotional activities in fiscal 2004.
Biopure is currently preparing to market and sell Hemopure in South Africa, but does not expect these activities or the resulting revenues to have a material effect on fiscal 2006 results. The company expects Oxyglobin sales and marketing expenses in fiscal 2006 to be consistent with those in fiscal 2005.
General and administrative expenses decreased $143,000 during the fourth fiscal quarter in 2005 compared to the same period in 2004. This decrease is mostly due to lower legal, occupancy and salary expenses, which were partially offset by severance expenses associated with the resignation of the company’s chief technology officer. For the fiscal year, general and administrative expenses were $12.1 million in 2005 compared to $14.8 in 2004. This decrease was mostly due to reductions of $1.6 million in legal expenses, $1.5 million in salaries and other employee-related expenses, $923,000 in non-cash financing fees and $152,000 in consulting expenses. Most legal costs incurred during fiscal 2005 in connection with the U.S. Securities and Exchange Commission investigation and litigation and the class-action litigation were paid by the company’s insurer. In fiscal 2004, Biopure paid approximately $830,000 in uninsured fees and expenses for these proceedings. These decreases were partially offset by a one-time, non-cash charge of $824,000 related to the settlement agreement with the former registration holder and distributor for Hemopure in South Africa and a $441,000 increase in spending on outside services, primarily related to an ongoing Sarbanes-Oxley Section 404 compliance project.
Financial Condition
At October 31, 2005, Biopure had $10.5 million in cash on hand, which is expected to fund operations through March 2005. Cash used in operations increased $1.4 million to $5.8 million during the fourth fiscal quarter of 2005 compared to the same period in 2004, primarily due to the absence in 2005 of the $1.2 million pre-payment, received in fiscal 2004, for Hemopure units purchased by the Navy. For fiscal year 2005, cash used in operations decreased $11.1 million to $21.1 million compared to fiscal 2004, primarily due to reductions in staff and other cost cutting measures taken by the company in April and June 2004.
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On December 1, 2005, Biopure announced a proposed underwritten public offering of new Biopure common stock and warrants to purchase new common stock.
Given the need for additional financing during fiscal 2006, Biopure’s management expects that the company’s independent registered public accounting firm, Ernst & Young LLP, will include a going concern modification in its audit opinion on Biopure’s consolidated financial statements for the fiscal year ended October 31, 2005. Biopure expects its expenditures in fiscal 2006 to be associated with clinically developing Hemopure for potential ischemia and trauma indications, communicating with the U.S. FDA, conducting preclinical animal studies and maintaining some manufacturing capability.
Nasdaq Listing Compliance
On November 4, 2005, the minimum closing bid price for Biopure common stock on The Nasdaq National Market fell below $1.00 and has remained below $1.00 for 28 consecutive business days. If this trend continues through market close on December 16, 2005, Biopure expects to receive notification from The Nasdaq Stock Market that the company is out of compliance with Nasdaq’s $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5). In such case, Nasdaq rules provide the company 180 calendar days to regain compliance.
To regain compliance, the bid price of Biopure’s common stock must close at $1.00 per share or more for at least 10 consecutive business days. If the company is unable to regain compliance within 180 days it may transfer to The Nasdaq Capital Market and take advantage of the additional 180-day compliance period offered on that market, provided the company meets all requirements for initial listing on that market except for the bid price requirement. If Biopure does not demonstrate compliance within the compliance period, it will be issued a delisting letter.
Other Developments
Biopure’s clinical development strategy is to conduct parallel pilot trials of Hemopure to assess the potential of several ischemia indications before committing significant funding for advanced trials. The company is also supporting the Navy’s government-funded development of a potential out-of-hospital trauma indication.
In November 2005, Navy staff, Biopure scientists, and military and academic trauma experts met with FDA staff to address the agency’s concerns regarding the Navy’s proposed RESUS out-of-hospital trauma trial of Hemopure and to present the medical and scientific basis for lifting the FDA’s clinical hold on the Navy’s investigational new drug application (IND) for this trial. A senior FDA official is further examining the risk-benefit profile, has requested a summary of data supporting the Navy’s position for proceeding with the RESUS trial, and has granted Biopure a separate meeting to discuss data analysis.
In October and November, Biopure received regulatory and hospital authorizations in the U.K. and South Africa to conduct a pilot wound-healing trial in patients with peripheral artery disease who are undergoing lower-limb amputation; in the U.K. for a pilot trial in patients undergoing cardiopulmonary bypass surgery; and in Belgium for a pilot trial in patients with multi-vessel coronary artery disease who are undergoing percutaneous coronary intervention (PCI). The company expects patient enrollment to begin in the first two trials in the next few weeks and in the PCI trial later in the first calendar quarter of 2006.
When relevant information from Biopure’s non-U.S. ischemia trials of Hemopure becomes available, the company may seek to expand its ischemia development program into the U.S.
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In November, Biopure appointed a sales agent for Hemopure in South Africa, where the product is approved for a surgical anemia indication. The agent, Abazali Bio Ventures (Pty) Ltd., is a new company formed to sell biotechnology products in the region. The chief executive of Abazali Bio Ventures is the former general manager of a large, multi-national American pharmaceutical company in South Africa. Biopure has a small staff in South Africa for training, marketing and adherence to local regulations. The staff is currently training two experienced sales representatives from Abazali Bio Ventures, who will be solely dedicated to selling Hemopure. These sales reps are expected to start calling on doctors shortly.
Also in South Africa, Biopure’s 50-patient Phase 2 trial of Hemopure in trauma patients in the hospital setting has enrolled 21 patients to date. Enrollment in this trial continues to be slow.
In October, Biopure filed an answer to the civil injunctive proceeding that the U.S. Securities and Exchange Commission filed against the company in September. Biopure is pressing to move the case forward as quickly as possible.
In August, the European Directorate for the Quality of Medicines (EDQM) issued Biopure updated Certificates of Suitability of Monographs of the European Pharmacopeia for Hemopure and Oxyglobin. These documents certify that our products meet the European Pharmacopoeia criteria for minimizing the risk of transmitting animal Transmissable Spongiform Encephalopathies. EDQM certification is required for all new and approved human and veterinary medicinal products that are manufactured from ruminant materials and marketed in the European Union.
FY2006 First Quarter Financial Results
Biopure expects to issue a press release announcing its financial results for the first fiscal quarter ending January 31, 2006, on Thursday, February 16, 2006, before the market opens.
Biopure Corporation
Biopure Corporation develops and manufactures pharmaceuticals called oxygen therapeutics that are intravenously administered to deliver oxygen to the body’s tissues. The company is developing Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, for a potential indication in cardiovascular ischemia and, in collaboration with the U.S. Naval Medical Research Center, for an out-of-hospital trauma indication. The product is approved in South Africa for treating adult surgery patients who are acutely anemic and for eliminating, delaying or reducing allogeneic red blood cell transfusions in these patients. Hemopure has not been approved for sale in any other jurisdictions, including the United States or the European Union. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs.
Statements in this press release that are not strictly historical are forward-looking statements, including those about future clinical trial activities and those that imply that the company may regain compliance with Nasdaq’s minimum bid price listing requirement or will be able to transfer to The Nasdaq Capital Market. Actual results may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, the trading price of the company’s common stock, unexpected costs and expenses, possible delays related to clinical trials, unpredictable outcomes of clinical trials and decisions of regulatory authorities. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition, and specific factors that could cause the company’s actual performance to differ from current expectations, can be found in the company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factor” in the Form 10-Q filed on September 9, 2005, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov. The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
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BIOPURE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31		October 31
	2005	2004	2005	2004

Product sales	$205	$416	$1,163	$2,392
Research and development revenues	123	1,358	947	1,358

Total revenues	328	1,774	2,110	3,750
Cost of revenues	4,168	5,798	13,307	18,776

Gross loss	(3,840)	(4,024)	(11,197)	(15,026)
Operating expenses:
Research and development	1,144	1,845	5,322	9,746
Sales and marketing	157	140	530	2,253
General and administrative	3,175	3,318	12,069	14,807

Total operating expenses	4,476	5,303	17,921	26,806

Loss from operations	(8,316)	(9,327)	(29,118)	(41,832)
Other income, net	135	38	447	167

Net loss	$(8,181)	$(9,289)	$(28,671)	$(41,665)

Basic and diluted net loss per common share	$(0.34)	$(0.93)	$(1.28)	$(4.99)

Weighted-average common shares outstanding	24,359	9,993	22,382	8,350

Actual common shares outstanding at October 31, 2005 were 24,359,170.
The net loss per common share for the three and twelve month periods ended October 31, 2004, have been adjusted to reflect the one-for-six reverse split that took effect on May 27, 2005.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31, 2005	October 31, 2004

Assets
Cash and cash equivalents	$10,542	$6,448
Other current assets	5,033	6,218
Net property and equipment	26,000	31,400
Other assets	860	1,060

Total assets	$42,435	$45,126

Liabilities and stockholders’ equity
Total current liabilities	$4,052	$4,112
Deferred revenue, net of current portion	987	1,177
Deferred compensation	—	121
Restructuring costs, net of current portion	221	—
Other long term liabilities	41	—

Total liabilities	5,301	5,410

Total stockholders’ equity	37,134	39,716

Total liabilities and stockholders’ equity	$42,435	$45,126